                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

     TLM Holdings Corp., a Delaware corporation
     Ash Creek, Inc., a Delaware corporation
     Hispanic Market Connections, Inc., a California corporation
     Phoenix Marketing Group (Holdings), Inc., a Delaware corporation Sturges Pond, Inc., a Delaware corporation
     TeleManagement Services, Inc., a Delaware corporation
     A M Medica Communications, Ltd., a New York corporation
     AWWC Texas I, L.P., a Delaware limited partnership

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